Consent of Independent Auditors



The Board of Directors
Cooperative Bankshares, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-92219, 333-22335 and 333-101442) on Form S-8 of Cooperative Bankshares, Inc. of our report dated January 24, 2003, relating to the consolidated statements of financial condition of Cooperative Bankshares, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Cooperative Bankshares, Inc.


                                                  /s/ KPMG LLP

Raleigh, North Carolina
March 26, 2003